As filed with the Securities and Exchange Commission on October 1, 2020
Registration No. 333-225586
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
SUPERVALU ENTERPRISES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	5140	83-0712053
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11840 Valley View Road
Eden Prairie, Minnesota 55344
(952) 828-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jill E. Sutton
Chief Legal Officer, General Counsel and Corporate Secretary
United Natural Foods, Inc.
313 Iron Horse Way
Providence, Rhode Island 02908
(401) 528-8634
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	X
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF COMMON STOCK
This Post-Effective Amendment is being filed to deregister all 40,290,473 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of SUPERVALU Enterprises, Inc. (“SVU Enterprises” or “Registrant”) that were registered on the Registration Statement on Form S-4 (No. 333-225586) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 12, 2018, as amended by Amendment No. 1, filed with the Commission on June 26, 2018.
The Registrant is a wholly owned subsidiary of SUPERVALU INC. (“Supervalu”), formed for the purposes of doing a reorganization merger with Supervalu as described in the Registration Statement. This transaction was abandoned, and no shares of Common Stock were sold, when Supervalu was acquired by United Natural Foods, Inc. (“UNFI”), on October 22, 2018 (the “UNFI Merger”). As a result of the UNFI Merger, Supervalu became a wholly owned subsidiary of UNFI, while the Registrant remained a wholly owned subsidiary of Supervalu.
In connection with the UNFI Merger, the Registrant and Supervalu abandoned the reorganization merger described in the Registration Statement, and the Registrant therefore terminated the offering of its shares of Common Stock pursuant to the Registration Statement. No shares of Common Stock were sold pursuant to the Registration Statement or otherwise. Once the shares of Common Stock have been deregistered, Supervalu intends to dissolve the Registrant, as it has no assets or purpose for existence. In accordance with the undertakings contained in the Registration Statement, the Registrant hereby amends the Registration Statement to remove from registration all 40,290,473 shares of Common Stock registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Barrington, State of Rhode Island, on the 1st day of October, 2020.

SUPERVALU Enterprises, Inc.

/s/ Jill E. Sutton
Name: Jill E. Sutton
Title: President and Secretary
No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.